EXHIBIT 4.F
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                          FIRST SUPPLEMENTAL INDENTURE

                                     Between

                       CROWN CENTRAL PETROLEUM CORPORATION

                                    as Issuer



                                       and

                       STATE STREET BANK AND TRUST COMPANY
                                   as Trustee



                          Dated as of December 2, 1998

                           Supplementing the Indenture
                          Dated as of January 24, 1995
                                 With respect to
                     $125,000,000 Aggregate Principal Amount
                        of 10 7/8% Senior Notes due 2005

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               THIS SUPPLEMENTAL INDENTURE ("Supplemental Indenture") is entered into as of December 2, 1998, between Crown Central Petroleum Corporation, a corporation duly organized and existing under the laws of the State of Maryland (herein called the "Company"), and State Street Bank and Trust Company, a Massachusetts banking corporation, as trustee (herein called the "Trustee").

                                WITNESSETH THAT:

               WHEREAS, the Company and the First National Bank of Boston (the "Original Trustee") entered into an indenture (the "Indenture") dated as of January 24, 1995 with respect to $125,000,000 aggregate principal amount of 10 7/8% Senior Notes due 2005 of the Company, and the Trustee became the successor to the Original Trustee as of April 26, 1996 under Section 611 of the Indenture following its acquisition of the corporate trusts business of the Original Trustee;

               WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities, the Company and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner of eliminating any of the provisions of the Original Indenture, and the Company wishes to effect an amendment to the Indenture (the "Proposed Amendment") which requires the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities (the "Requisite Consents");

               WHEREAS, the Company has solicited (the "Consent Solicitation") consents ("Consents", and each a "Consent") by the Holders of record of the Outstanding Securities as of October 15, 1998, upon the terms and subject to the conditions set forth in a consent solicitation statement dated October 16, 1998 (the "Consent Solicitation Statement"), to the adoption of the Proposed Amendment;

               WHEREAS, the Consent Solicitation by its terms was originally to have expired at 5:00p.m., New York City time, on Friday, October 30, 1998, but was extended to expire at 5:00 p.m., New York City time, on Monday, November 30, 1998 (the "Consent Date"), by which time and date the Company had received the Requisite Consents to the Proposed Amendment;

               WHEREAS, in the Consent Solicitation Statement as supplemented by subsequent notices to the Holders, the Company confirmed that it would pay to each Holder who has delivered (and not revoked) a valid Consent on or prior to the Consent Date a consent fee in the amount of $32.50 for each $1,000 outstanding principal amount of Notes in respect of which such Consent has been validly delivered (the "Consent Fee"), that this Supplemental Indenture would be executed on or subsequent to the Consent Date, and that the Proposed Amendment would not be operative until and unless the Consent Fee had been paid by the Company;


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               WHEREAS, all other conditions set forth in the Consent
Solicitation Statement other than the payment of the Consent Fee have been satisfied or waived;

               WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

               That in order to declare additional terms and conditions applicable to the Outstanding Securities, and in consideration of the premises and of the payment by the Company of the Consent Fee to those Holders of Outstanding Securities who delivered (and did not revoke) a valid Consent on or prior to the Consent Date, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of all the Outstanding Securities, as follows:


                                   ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION


        1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein are used with the respective meanings ascribed to such terms in the Indenture.

        2. Effectiveness. This Supplemental Indenture shall become effective, and shall bind the parties hereto upon its execution by the parties hereto, provided, however, that the amendments to the Indenture effected by Article Two hereof shall not become effective until the Consent Fee shall have been paid by the Company to the Trustee for the benefit of the Holders.

        3. Incorporation of Supplemental Indenture into Indenture. This Supplemental Indenture is executed by the Company and the Trustee pursuant to the provisions of Section 902 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes upon the effectiveness of this Supplemental Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

        4. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

        5. Governing Law. The internal laws of the State of New York shall govern and be used to construe this Supplemental Indenture, without regard to the conflicts of laws provisions thereof.

        6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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        7. Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

                                   ARTICLE TWO
                      AMENDMENTS TO PROVISIONS OF INDENTURE


        1. Definitions. (a) Section 1.01 of the Indenture is hereby amended by amending and restating the following definition:

        "Credit Facility" means the Credit Agreement, dated as of May 10, 1993, among the Company and the lenders named therein and The Chase Manhattan Bank, N.A., as agent, and any successor lenders and/or agents party thereto including any ancillary documents executed in connection therewith, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under this Indenture, "Credit Facility" includes any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness or the commitments to lend thereunder and have been made in compliance with Section 1008 hereof. If all or a portion of the Credit Facility becomes available to the Company as liquidity support or credit enhancement for a commercial paper program established by the Company, the amount of Indebtedness thereunder in respect of such support or enhancement shall be the aggregate principal amount thereunder that is then available to support or enhance outstanding commercial paper of the Company, and the aggregate face amount of such commercial paper which is outstanding that equals the aggregate principal amount thereunder that is then available for support or enhancement of such commercial paper shall not be considered to be outstanding for purposes of the operation of the covenant set forth in Section 1008 hereof.

        (b) Section 1.01 of the Indenture is hereby amended by adding the following definitions in the appropriate alphabetical order:

        "Permitted Collateral" means all of the present and future current assets (as determined under GAAP) of the Company and its Subsidiaries, including without limitation all accounts, contract rights, general intangibles, chattel paper, documents, instruments, deposit accounts, short term investments, and inventory, and all products and proceeds thereof.

               "Secured Credit Facility" means the Credit Facility as it may be secured by a Lien over Permitted Collateral pursuant to Section 1012(j) hereof.

        2. Limitations on Liens. Section 1012 of the Indenture is hereby amended and restated in its entirety as follows:

        SECTION 1012. Limitation on Liens.

        The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), owned at the date of the this Indenture or acquired after the date of this Indenture, or any income or profits therefrom, unless the Securities (or in the case of Liens on property or assets of a Guarantor, the related Guarantee) are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness or Indebtedness of a Guarantor subordinated in right of payment to its Guarantee) the

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        obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following (collectively, "Permitted Liens"):

        (a)    any Lien existing as of the date of this Indenture;

        (b) any Lien arising by reason of (I) any judgment, decree or order of any court, so long as such Lien in adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired; (ii) taxes not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and against which appropriate reserves have been established in accordance with GAAP; (iii) security for payment of workers' compensation or other insurance; (iv) good faith deposits in connection with tenders, leases or contracts (other than contracts for the payment of money);
(v) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the businesses of the Company or any of its Subsidiaries or the value of such property for the purpose of such businesses; (vi) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (vii) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially adversely interfering with the ordinary conduct of the businesses of the Company or any of its Subsidiaries; or (viii) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof and against which appropriate reserves have been established;

        (c) any Lien (including extensions and renewals thereof) upon real or tangible personal property acquired or constructed in the ordinary course of business after the date of this Indenture; provided that (i) such Lien is created (A) solely for the purpose of securing Purchase Money Indebtedness incurred in respect of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 90 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (B) to refinance any Purchase Money Indebtedness previously incurred and so secured, (ii) the principal amount of Purchase Money Indebtedness secured by such Lien does not exceed 100% of the lesser of the aggregate cost or the Fair Market Value of such item of property or assets,
(iii) any such Lien does not extend to or cover any property or assets other than such

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item or property or assets and any improvements on such item and (iv) any such
Lien does not extend to or cover any property or assets of the Company or any of its Subsidiaries existing as of the date of this Indenture;

        (d) any Lien now or hereafter existing on property or assets of the Company or any of its Subsidiaries securing the Securities;

        (e) any Lien securing Acquired Indebtedness created prior to (and not created in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any of its Subsidiaries, in each case which Indebtedness is permitted under Section 1008 hereof; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Subsidiaries;

        (f) any Lien securing Hedging Obligations that the Company enters into in the ordinary course of business for the purpose of protecting against fluctuations in the price of crude oil, other feedstocks or refined products;

        (g) any Lien on pipeline or pipeline facilities which arise out of operation of law;

        (h) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing paragraphs (a) through (g) so long as no additional assets become subject to such Liens as a result of such extension, renewal, refinancing or replacement;

        (i) any Lien on property of the Company or any of its Subsidiaries that is subject to a Sale and Leaseback Transaction, provided that after giving effect to such transaction the aggregate principal amount of Attributable Indebtedness in respect of all Sale and Leaseback Transactions entered into by the Company and its Subsidiaries then outstanding, other than any Sale and Leaseback Transactions existing as of the date of the Indenture, does not at the time such Lien is incurred exceed 10% of the Consolidated Net Worth of the Company; and

        (j) any Lien over Permitted Collateral directly or indirectly securing the payment of any Indebtedness of the Company or any of its Subsidiaries under the Secured Credit Facility and incurred pursuant to clause (b)(I) of Section 1008 of this Indenture, whether absolute, accrued, contingent or based upon any contingency.

        IN WITNESS WHEREOF, the Company and the Trustee have executed this Supplemental Indenture and have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

                         CROWN CENTRAL PETROLEUM CORPORATION
                         As Issuer

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                         By: /s/- - John E. Wheeler, Jr.
                             ------------------------------------
                             Title: Executive Vice President - Chief
                             Financial Officer


Attest: /s/ - - Dolores B. Rawlings
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        Title: Vice President - Secretary


                         STATE STREET BANK AND TRUST COMPANY
                         As Trustee


                         By: /s/ - - Sandy Lamar Cody
                             ------------------------
                             Title: Vice President

Attest: /s/ - - Scott A. Knox
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        Title: Assistant Secretary